This information contains forward-looking statements which are subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Further information on potential factors that could affect the Company's financial results is included in the Company's Form 10-K for the year ended December 31, 1999 and subsequent filings.

Overview of LabCorp
 - Nationwide network of 25 primary testing facilities and
   900
   patient service centers
 - Conducts tests on 260,000 specimens daily
 - Offers more than 2,000 test procedures
 - Serves over 100,000 physicians and other health care providers
 - 8,000 employees nationwide


The Clinical Laboratory Testing Market
US market is approximately $30-32 billion

CLINICAL LABORATORY TESTING           INDEPENDENT CLINICAL LABORATORIES

Hospitals               49%           All others         86%
Physician Offices       13%           LabCorp($1.699b)   14%
Independent Clinical Labs  39%

Source: Lab Industry Reports 2/99 & 1999 YE revenue for LabCorp


Strategic Goals

1. Strengthen standing as a national laboratory that provides a full range of laboratory services

2.    Leverage   broad-reaching  infrastructure   to   expand
      leadership position in esoteric testing

2000 Strategic Approach
 - Maintain national coverage for all key customers
 - Expand upon leading position in Genomic testing
 - Evaluate appropriate acquisition candidates
 - Continue to move to single billing system
 - Expand relationships with key health care /
 - e-commerce providers
 - Develop strategy to tap full potential of LabCorp's extensive database

                   Financial Performance
           Price & Volumes:  Trends by Payor Type
                                               *Pro-Forma           9/30/00
                            1998                   1999           YTD ACTUAL
                       PPA    Accessions    PPA   Accessions     PPA  Accessions
                        $      millions      $     millions       $     millions
                      ----------------    ------------------    ---------------
Client   (Physicians)   22.21    25.9         21.46     27.0     22.29    20.4
Patient                 79.62     2.2         92.56      2.3    102.23     1.6
Third   Party           29.13    12.2         27.75     11.7     29.26     8.3
(MC/MD/Insurance)
Managed Care
   -  Capitated          9.88     9.1         10.06      8.4      9.30     7.7
   -  Fee for service   40.43    10.3         39.28     12.7     41.41    12.0
                       ------   -----        ------     ----    ------    ----
Total                   26.09    19.4         27.68     21.1     28.93    19.7
                       ------   -----        ------     ----    ------    ----

LabCorp   Total        $27.01    59.7        $27.35     62.1    $28.64    50.0

*(1) Adjusted accessions for Client
 (2) Reported PPA for Client was $22.36 with 25.9
     accessions
 (3) Reported  PPA  for  Company  was  $27.84  with   61.0
     accessions

                                   Financial Performance
                             Revenue Analysis by Business Area
                  YTD  SEPT 1999                  YTD  SEPT 2000
          REVENUE     ACCN    %ACCNS   PPA    REVENUE    ACCNS  %ACCNS    PPA
         $Millions    000    to total   $     $Millions   000  to total    $
         ---------    -----  --------  ----   ---------  ----  -------- ------
CMBP        77.3      761.1    1.7%   101.57     94.6     858.5   1.7%   110.25
Powell
 Esoteric  117.1    2,610.6    5.7%    44.85    135.0   2,964.4   5.9%    45.52

Core     1,081.6   42,649.0   92.7%    25.36  1,203.7  46,218.3   92.4%   26.04
         -------   --------  -----     -----  -------  --------  -----    -----
Total    1,276.0   46,020.7  100.0%    27.73  1,433.3  50,041.2  100.0%   28.64
         =======   ========  ======    =====  =======  ========  =====    =====

                     99 VS 00
                         PPA
                     Incr/(Decr)
                     -----------
CMBP                     8.5%
Powell
 Esoteric                1.5%

Core                     2.7%
                         ---
Total                    3.3%
                         ===

Year-End Financials
                           12-31-97        12-31-98      12-31-99
                           --------        --------      --------
     Revenue                1,579.9         1,612.6       1,698.7
     Operating Expense      1,473.8         1,485.0       1,549.0
                            -------         -------       -------
     Operating Income         106.1           127.6         149.7
                            -------         -------       -------
                 Margin         6.7%            7.9%         8.8%
     EBITDA                   191.2           210.4        233.4
                            =======         =======       ======
                 Margin        12.1%           13.0%        13.7%
                            -------         -------       ------
     Bad Debt % to revenue      9.6%           10.2%        11.3%
                            -------         -------       ------
     DSO                         79              83           74
                            -------         -------       ------

THIRD QUARTER OPERATING RESULTS

                                         9/30/99           9/30/00
                                         -------           -------
           Revenue                        428.6             488.1
           Operating Expense              388.5             418.8
                                          -----             -----
           Operating Income                40.1              69.3
                                          -----             -----
                Margin                      9.4%             14.2%
           EBITDA                          60.3              92.1
                                           ====              ====
                Margin                     14.1%             18.9%
                                           ----              ----
           Bad Debt % to revenue           11.4%             10.2%
                                           ----              ----
           DSO                               76                70



2000 THIRD QUARTER ACHIEVEMENTS

 - Increased revenues 13.9% (volume 9.4%; price 4.5%)
 - Increased EBITDA 53%
 - Increased diluted EPS 194%
 - Completed acquisition of National Genetics Institute
   7/31/00.


NINE MONTH OPERATING RESULTS

                                    YTD 9/99         YTD 9/00
                                    --------         --------
      Revenue                       1,276.0          1,433.3
      Operating Expense             1,159.4          1,235.3
                                    -------          -------
      Operating Income                116.6            198.0
                                    -------          -------
           Margin                       9.1%            13.8%
      EBITDA                          178.9            263.5
                                     ======          =======
           Margin                      14.0%            18.4%
                                     ------          -------
      Bad Debt % to revenue            11.6%            10.2%
                                     ------          -------
      DSO                                76               70


2000 Nine Months YTD Achievements
 - Increased revenues 12.3% (volume 8.9%; price 3.4%)
 - Increased EBITDA 47%
 - Increased diluted EPS 142%
 - Increased operating cash flow 38%
 - DSO reduced 4 days from year end 1999 to 70 days
 - Reduced interest rate to LIBOR plus 37.5 basis points


Financial Goals for 2000
 - Increase overall revenues by approximately 12%
  - Increase EBITDA margins to approximately 17.5% of revenue
 - Increase diluted EPS to approximately $3.20 per share
 - Reduce debt by approximately $90 million
 - Lower DSO to approximately 69 days



Financial Goals for 2001
 - Increase overall revenues 10-12%
 - Increase EBITDA margins to approximately
   20-21% of sales
 - EPS growth of approximately 50% compared to 2000
 - Reduce debt by approximately $132 million
 - Lower DSO to the mid 60's range

Opportunity for Investors
 - A proven strategy for growth
 - LabCorp is a pioneer in identifying and commercializing innovative technologies the first to fully embrace molecular diagnostics
 - LabCorp's national infrastructure connects large scale proficiency with wide scale technological expertise
 - New advances in scientific research will generate growth and demand for molecular testing